Exhibit 99.1

New York | Lauren Gioia | Jennifer Park | Lauren.Gioia@Sothebys.com | Jennifer.Park@Sothebys.com | +1 212 606 7176

SOTHEBY’S ANNOUNCES PROPOSED OFFERING OF $400 MILLION OF SENIOR NOTES DUE 2025

December 7, 2017, New York - Sotheby’s (NYSE: BID) is proposing to offer and sell, subject to market and other conditions, $400 million in aggregate principal amount of its senior notes due 2025. The notes will be offered only to qualified institutional buyers in accordance with Rule 144A and to non-U.S. Persons under Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

The net proceeds of the proposed offering would be used to redeem all of our outstanding 5.25% Senior Notes due 2022 at a redemption price of 102.625% plus accrued and unpaid interest to (but not including) the redemption date and for general corporate purposes, primarily the repayment or reduction of borrowings under our revolving credit facilities.
The notes to be offered will not be registered under the Securities Act or any state securities laws. As a result, they may not be offered or sold in the United States or to any U.S. persons except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.
This news release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offering of securities will be made only by means of the confidential offering memorandum. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Sotheby's
Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in 10 different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as the collection advisory services of its subsidiary, Art Agency, Partners. Sotheby’s presents private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby's Global Fine Art Division, and two retail businesses, Sotheby’s Diamonds and Sotheby’s Wine. Sotheby’s has a global network of 80 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

Forward-looking Statements
This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause actual events to differ materially from those suggested by the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets. Please refer to our most recently filed 10-K for a complete list of Risk Factors.

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